Exhibit 10.3

VIATRIS INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT
THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of [______] (the “Date of Grant”), is made by and between Viatris Inc., a Delaware corporation (the “Company”), and [______] (the “Participant”).
1.Grant of Performance-Based Restricted Stock Units.

(a)Grant. The Company hereby grants to the Participant a total of [______] target performance-based restricted stock units (“PSUs”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Viatris Inc. 2020 Stock Incentive Plan (as may be amended from time to time, the “Plan”). The final number of PSUs actually awarded at the end of the Vesting Period (defined below), if any, shall be based on the attainment of specified levels of the performance measures set forth on Exhibit A. Each PSU represents the right to receive one share of the Company’s common stock, par value $0.01 per share (“Share”). The PSUs shall be credited to a separate book-entry account maintained for the Participant on the books of the Company.

(b)Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his or her legal representative in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. Without limiting the foregoing, the Participant acknowledges that the PSUs and any Shares acquired upon settlement of the PSUs are subject to provisions of the Plan under which, in certain circumstances, an adjustment may be made to the number of the PSUs and any Shares acquired upon settlement of the PSUs.

2.Vesting; Settlement.

(a)Vesting. The number of earned PSUs shall be determined based on the attainment of specified levels of the performance measures during the period beginning on January 1, 2023 and ending on December 31, 2025 (the “Performance Period”), as set forth on Exhibit A. The number of earned PSUs may range between the levels specified on Exhibit A. Earned PSUs will cliff-vest on the third anniversary of the Date of Grant (the “Vesting Date”), subject to the Participant remaining continuously employed in active service by the Company or one of its Affiliates from the Date of Grant through the Vesting Date.

(b)Performance Measures. The performance measures under this Agreement shall be as set forth on Exhibit A.
(c)Committee Determination. As soon as administratively practicable after the end of the Performance Period, the Committee shall determine the level attained for each performance measure in accordance with Exhibit A. The Participant shall be awarded the final number of PSUs in accordance with the level of performance achieved.

(d)Settlement. Except as otherwise provided herein, each vested and earned PSU shall be settled in Shares within 30 days following the Vesting Date.

3.Dividend Equivalents. Each PSU shall be credited with Dividend Equivalents, which shall be withheld by the Company and credited to the Participant’s account (either in cash or additional Restricted Stock Units in the discretion of the Committee). Dividend Equivalents credited to the Participant’s account and attributable to a PSU shall be distributed (without interest) to the Participant at the same time as the underlying Share is delivered upon settlement of such PSU and, if such PSU is forfeited, the Participant shall have no right to such Dividend Equivalents. Any adjustments for Dividend Equivalents shall be in the sole discretion of the Committee and Dividend Equivalents shall be paid either in cash or Shares in the discretion of the Committee. It is the current intention of the Company that Dividend Equivalents will accrue in additional PSUs.

4.Tax Withholding. Vesting and settlement of the PSUs shall be subject to the Participant satisfying any applicable U.S. Federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the maximum amount of any withholding or other tax permitted by law to be withheld. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the PSUs or otherwise the amount of any required withholding taxes in respect of the PSUs, its settlement or any payment or transfer of the PSUs or under the Plan and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes. The Participant may satisfy, in whole or in part, the tax obligations by authorizing the Company to withhold Shares that would otherwise be deliverable to the Participant upon settlement of the PSUs with a Fair Market Value equal to such withholding liability.

5.Termination of Employment.

(a)Termination of Employment due to Death or Disability. If, prior to the Vesting Date, the Participant’s employment with the Company and its Affiliates is terminated (1) by the Company or one of its Affiliates due to the Participant’s Disability (as defined below), or (2) due to the Participant’s death, then the PSUs, to the extent unvested, shall become fully vested as of the date of termination of employment (based on target level performance). Such vested PSUs shall be settled in Shares within 30 days following such termination date. For the avoidance of doubt, this Section 5(a) shall not apply to any death or Disability of the Participant occurring after the date of termination of the Participant’s employment for any reason.

(b)Termination of Employment without Cause.  If, on or prior to the Vesting Date, the Participant’s employment with the Company and its Affiliates is terminated by the Company without Cause, then a prorated number of PSUs shall continue to be eligible to vest and be settled in accordance with Section 2, as if the Participant had remained continuously employed in active service by the Company or one of its Affiliates through the Vesting Date.  Such prorated number of PSUs shall be calculated by multiplying (x) the number of earned PSUs, as determined by the Committee following the end of the Performance Period (or in connection with a Change in Control under Section 6), by (y) a fraction, the numerator of which is the number of completed months in the Performance Period through the effective date of the Participant’s termination, and denominator of which is the total number of months in the Performance Period.

(c)Other Termination of Employment. If, prior to the Vesting Date, the Participant’s employment with the Company and its Affiliates terminates for any reason other than as set forth in Section 5(a) or 5(b) above (including any termination of employment by the Participant for any reason, or by the Company for Cause), then all unvested PSUs shall be cancelled immediately and the Participant shall not be entitled to receive any payments with respect thereto.

6.Change in Control.

(a)In the event of a Change in Control in which no provision is made for assumption or substitution of the PSUs granted hereby in the manner contemplated by Section 11(c) of the Plan, the PSUs, to the extent then unvested, shall automatically be deemed vested, with the number of PSUs deemed vested determined by the Committee in its sole discretion, as of immediately prior to such Change in Control, and the PSUs shall be settled within 30 days following such Change in Control (or, to the extent the PSUs are deferred compensation subject to Section 409A of the Code, within 30 days following a payment event permissible under Section 409A of the Code), in Shares, in cash in an amount equal to the number of vested PSUs multiplied by the Fair Market Value of a Share (as of a date specified by the Committee), or in a combination of cash and Shares, as determined by the Committee.

(b)If a Change in Control occurs in which the acquirer assumes or substitutes the PSUs granted hereby in the manner contemplated by Section 11 of the Plan, then the performance-vesting conditions of the PSUs shall be deemed waived, and the number of PSUs as determined by the Committee, in its sole discretion, shall remain eligible to vest so long as the Participant remains continuously employed in active service by the Company or one of its Affiliates through the Vesting Date.

(i)Notwithstanding anything to the contrary herein, if, within the 24-month period following such Change in Control, the Participant’s employment with the Company and its Affiliates is terminated (i) by the Company or one of its Affiliates without Cause (other than due to death or Disability), (ii) by the Participant for Good Reason (defined below) or (iii) due to the Participant’s death or Disability, then the number of PSUs determined pursuant to Section 6(b), to the extent unvested, shall become fully vested as of the date of termination of employment, and promptly settled upon vesting, in a manner consistent with Section 2(d).

(ii)For purposes of this Agreement, “Good Reason”, “Cause” and “Disability” shall have the meanings ascribed to them in (i) the Participant’s employment agreement with the Company or one of its subsidiaries, if applicable, or (ii) the Mylan N.V. Severance Plan and Global Guidelines, adopted July 29, 2019, as may be amended or superseded from time to time.

7.Rights as a Stockholder. The Participant shall not be deemed for any purpose, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares underlying the PSUs unless, until and to the extent that (i) the Company shall have issued and delivered to the Participant the Shares underlying the vested PSUs and (ii) the Participant’s name shall have been entered as a stockholder of record with respect to such Shares on the books of the Company. The Company shall cause the actions described in clauses (i) and (ii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.

8.Compliance with Legal Requirements. The granting and settlement of the PSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable Federal, provincial, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee shall have the right to impose such restrictions on the PSUs as it deems reasonably necessary or advisable under applicable Federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to such Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. The

Participant agrees to take all steps the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of Federal and state securities law in exercising his or her rights under this Agreement.

9.Clawback. The PSUs and/or the Shares acquired upon settlement of the PSUs shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement) to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) if such requirement is in effect at the relevant time, the rules and regulations of any applicable securities exchange or inter-dealer quotation system on which the Shares may be listed or quoted or if so required pursuant to a written policy adopted by the Company.

10.Miscellaneous.

(a)Transferability. The PSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under the Plan. Any attempted Transfer of the PSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the PSUs, shall be null and void and without effect.

(b)Amendment. The Committee at any time, and from time to time, may amend the terms of this Agreement; provided, however, that the rights of the Participant shall not be materially adversely affected without the Participant’s written consent.

(c)Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(d)Confidentiality Agreement. By accepting this grant of PSUs, the Participant hereby agrees that he or she shall be bound by, and shall comply with, (i) the Agreement Relating To Patents, Copyrights, Inventions, Confidentiality and Proprietary Information, in the form provided by the Company (if applicable) and (ii) all other agreements relating to confidentiality that the Participant has executed during the course of employment with the Company and its Affiliates as in effect from time to time (collectively, the “Executed Confidentiality Agreements”). Participant also agrees that, in addition to any Executed Confidentiality Agreements, Participant shall not use and/or communicate or disclose, in any manner, any confidential, proprietary or privileged Viatris company information or knowledge, which he or she may have had access to while employed with a Viatris company, relating to intellectual property, trade secrets, business plans and strategies, customer plans and strategies and relationships, pricing, research and development plans and strategies, personnel, organization, strategic plans, or the commercialization of the products of Viatris or any of its subsidiaries, consistent with applicable law, including investigations by government agencies.

(e)Section 409A. The PSUs are intended to be exempt from, or compliant with, Section 409A of the Code and shall be interpreted accordingly. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole reasonable discretion and with the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the PSUs or the Shares underlying the PSUs will not be subject to interest and penalties under Section 409A of the Code. Notwithstanding anything to the contrary in the Plan or this Agreement, to the extent that the Participant is a “specified employee” (within the meaning of the Committee’s established methodology for determining “specified employees” for purposes of Section 409A of the Code), payment or distribution of any amounts with respect to the PSUs that are subject to Section 409A of the Code will be made as soon as practicable following the first business day of the seventh month following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) from the Company and its Affiliates, or, if earlier, the date of the Participant’s death.

(f)General Assets. All amounts credited in respect of the PSUs to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in such account shall make the Participant only a general, unsecured creditor of the Company.

(g)Notices. All notices, requests, consents and other communications to be given hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally recognized overnight courier, or by first-class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addresser:

(i)if to the Company, to:
Viatris Inc.
1000 Mylan Boulevard
Canonsburg, PA 15317
Facsimile: (724) 514-1533
Attention: Chief Human Resources Officer

(ii)if to the Participant, to the Participant’s home address on file with the Company.
All such notices, requests, consents and other communications shall be deemed to have been delivered in the case of personal delivery or delivery by telecopy, on the date of such delivery, in the case of nationally recognized overnight courier, on the next business day, and in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.
(h)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(i)No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(j)Fractional Shares. In lieu of issuing a fraction of a Share resulting from an adjustment of the PSUs pursuant to Section 4(c) of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount equal to the Fair Market Value of such fractional share.

(k)Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no beneficiary is designated, if the designation is ineffective, or if the beneficiary dies before the balance of a Participant’s benefit is paid, the balance shall be paid to the Participant’s estate. Notwithstanding the foregoing, however, a Participant’s beneficiary shall be determined under applicable state law if such state law does not recognize beneficiary designations under Awards of this type and is not preempted by laws which recognize the provisions of this Section 10(k).

(l)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(m)Entire Agreement. This Agreement (including Exhibit A) and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.

(n)Limitation Of Liability. The Participant agrees that any liability of the officers, the Committee, and the Board of Directors of the Company to the Participant under this Agreement shall be limited to those actions or failure to take actions which constitute self-dealing, willful misconduct or recklessness.

(o)Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

(p)Consent to Jurisdiction; Waiver of Jury Trial. The Participant and the Company (on behalf of itself and its Affiliates) each consents to jurisdiction in the United States District Court for the Western District of Pennsylvania, or if that court is unable to exercise jurisdiction for any reason, the Court of Common Pleas of Washington County, Pennsylvania, and each waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN OR THIS AGREEMENT.

(q)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(r)Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile, electronic image scan (pdf) and electronic signature on the Merrill Lynch intranet system), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

EXHIBIT A
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